Exhibit 10.9

Summary English Translation of Factory Lease Agreement dated January 8, 2004

Parties:

Shanghai SIMIC Electronics Co., Ltd (“SIMIC”) and Shanghai SIM-BCD Semiconductor Manufacturing Co. Ltd (“SIM-BCD”)

Date: January 8, 2004

Purpose:

SIMIC as lessor leases to SIM-BCD as the lessee certain additional factory space located at 800 Yishan Road, Shanghai.

Summary of Major Terms:

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Monthly rent is RMB136, 200.04 but, for the first year (2004), SIM-BCD only needs to pay 84.4% of the monthly rent (i.e. RMB 114,949.39) and, for the second year (2005), SIM-BCD only needs to pay 50% of the monthly rent (i.e. RMB 68,100.02). Thereafter SIM-BCD shall pay 100% of the monthly rent.

•	Term: 10 years subject to any renewal (including new rent) that may be negotiated by both parties half a year before the expiration of the term.

•	Either party may terminate the lease if the other party materially breaches the agreement or becomes insolvent or bankrupt.

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SIM-BCD shall not transfer to any third party the right to use the leased factory space without SIMIC’s written consent and SIMIC shall not transfer any part of the leased factory space or assign any right regarding such leased factory space to any third party without SIM-BCD’s prior written consent.

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The governing law is PRC law and, if a dispute cannot be resolved by negotiation within 3 months, the dispute shall be submitted to arbitration in Hong Kong pursuant to the rules of Hong Kong International Arbitration Centre.